Exhibit 99.1

CONTINENTAL RESOURCES REPORTS RECORD RESULTS FOR 2008 SECOND QUARTER

President Announces Plans to Retire October 31, 2008

ENID, Okla., July 29 /PRNewswire-FirstCall/ — Continental Resources, Inc. (NYSE: CLR) reported strong growth in oil and gas sales and earnings for the three months ended June 30, 2008, generating record financial results. Based on its strong cash flows, the Company is planning to expand the number of drilling rigs that it will deploy in the second half of the year, positioning the Company for accelerated growth in late 2008.

The Company reported net income of $127.3 million, or $0.75 per diluted share, for the second quarter of 2008. This represents a 188 percent increase over pro forma net income of $44.2 million, or $0.27 per share, for the second quarter of 2007. This comparison includes pro forma adjustments to provide for income taxes as if the Company had been a subchapter C corporation in the second quarter last year and to eliminate a $198.4 million charge in connection with the conversion from a subchapter S to a subchapter C corporation at the time of its initial public offering of stock in May 2007. The Company’s reported net loss in last year’s second quarter was $142.5 million, or $0.87 per share.

Total revenues for the second quarter of 2008 were $303.4 million, an increase of 109 percent over total revenues of $145.3 million for the second quarter of 2007.

Oil and natural gas sales were $297.6 million for the second quarter of 2008, an increase of 113 percent over oil and gas sales for the second quarter last year. The Company’s average sales price per barrel of crude oil equivalent was $102.86 for the most recent quarter, compared with $54.44 for the second quarter last year.

EBITDAX for the second quarter of 2008 was $245.0 million, an increase of 125 percent over EBITDAX of $108.7 million for the second quarter of 2007. For the Company’s definition and reconciliation of EBITDAX to GAAP measures, see “Non-GAAP Financial Measures” at the end of this press release.

“Strong operating results and high commodity prices resulted in record financial results for the second quarter,” said Harold Hamm, Chairman and Chief Executive Officer. “Our cash flow outlook continues to strengthen, and consequently we plan to exit 2008 with approximately 35 operated drilling rigs, rather than the target of 30 that we projected three months ago.” The Company currently has 26 operated drilling rigs, up from 13 as of January 1, 2008.

Operations Update

The following table contains financial and operational highlights for the three and six months ended June 30, 2008 compared to the same periods in 2007.

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Average daily production:
Crude oil (bopd)	24,117	23,674	24,080	23,391
Natural gas (Mcfd)	45,035	29,618	41,098	29,229
Crude oil equivalent (boepd)	31,623	28,610	30,930	28,262

Average prices: (1)
Crude oil ($ / bbl)	$118.28	$58.25	$104.43	$53.44
Natural gas ($ / Mcf)	8.82	6.07	8.25	6.11
Crude oil equivalent ($ / boe)	102.86	54.44	92.34	50.52
Production expense ($ / boe) (1)	9.32	8.42	8.83	7.43

EBITDAX ($ in thousands)	$244,950	$108,659	$426,738	$199,655
Net income ($ in thousands) (2)	127,307	44,200	215,278	77,565
Diluted net income per share	0.75	0.27	1.27	0.48

(1)	Crude oil sales exceeded production in the second quarter and first half of 2008 by 16 MBbls and 35 MBbls, respectively. Crude oil production volumes exceeded oil sales in the second quarter and first half of 2007 by 31 MBbls and 47 MBbls, respectively.

(2)	Second quarter and first half 2007 net income and diluted net income per share are after pro forma adjustments (i) to provide for income taxes as if the Company had been a subchapter C corporation prior to the completion of its initial public offering and (ii) to eliminate the $198.4 million charge recorded to recognize deferred taxes upon its conversion from a nontaxable subchapter S corporation to a taxable subchapter C corporation in conjunction with the Company’s May 2007 initial public offering.

During the second quarter, Continental continued to expand its undeveloped acreage positions in the Bakken, Anadarko Woodford, Atoka, Rhinestreet, Marcellus, Huron and Haynesville shale plays. The Company has added approximately 325,000 net acres to its lease holdings since the beginning of 2008, increasing its acreage position to almost one million acres in U.S. shale resource plays.

“We continue to see opportunities to add significant additional acreage in these plays,” Mr. Hamm said. “We are planning to ask our board of directors for a second increase in the 2008 lease acquisition budget that would raise it by $100 million, bringing the total 2008 land budget to approximately $178 million.”

Continental’s production averaged 31,623 boepd for the second quarter of 2008, an increase of five percent over the first quarter of 2008 and 11 percent over the second quarter of 2007. June 2008 production averaged just over 33,000 boepd, showing significant acceleration of production within the second quarter.

The following table presents average daily production for the Company’s principal operating areas for the three months ended June 30, 2008 compared to the three months ended March 31, 2008 and June 30, 2007.

(boe per day)	Q2 2008	Q1 2008	Q2 2007
Red River Units (1)	13,551	13,620	12,615
Montana Bakken	6,363	6,678	7,890
North Dakota Bakken	2,082	1,532	924
Other Rockies (1)	2,484	2,060	1,839
Oklahoma Woodford	2,125	1,900	586
Other Mid-Continent	4,419	3,831	4,320
Gulf Coast	599	616	436

Total	31,623	30,237	28,610

(1)	Daily production of 65 boe in the second quarter of 2007 has been reclassified from the Red River Units to Other Rockies to conform to the current period presentation.

Red River Units

Continental continued to implement its increased density drilling and secondary recovery programs in the Red River Units during the second quarter of 2008, drilling new infield production wells and converting producing wells to water-injectors. During the quarter, the Company determined that additional water source wells were needed to achieve the planned water volume injection rate in the Units. The delay related to the drilling of the additional water source wells is expected to move the Company’s previously announced peak production target for the Units of 21,000 net boepd to late 2009.

Second quarter production in the Red River Units was also negatively affected by a late winter storm that struck South Dakota in the first week of May, cutting electrical power to significant parts of the Units for most of that month. Continental estimates that the power outage reduced production in the Units and in the “Other Rockies” segment by an aggregate of approximately 500 barrels per day for the quarter.

Bakken Shale

In the second quarter of 2008, Continental increased its lease acreage position in the Bakken Shale play to approximately 525,000 net acres, with 153,000 net acres in Montana and 372,000 net acres in North Dakota.

In the Montana Bakken, drilling and production results have been consistent with expectations of approximately 300,000 gross barrels of reserves per well from Continental’s 320-acre infield and 640-acre tri-lateral, field-extension program. Reduced second quarter production in the field reflected a combination of normal production declines and interrupted production in wells that were shut in while adjacent, new infield wells were being fracture-stimulated.

Notable second quarter well completions in Richland County in the Montana Bakken included the LeaJoe 1-1H (63% WI), Swenseid 3-9H (95% WI) and the Constance 3-7H (73% WI). The wells had average seven-day initial production rates of 609, 336 and 315 gross boepd, respectively.

In the North Dakota Bakken, average seven-day initial production rates continued to improve in the second quarter of 2008, with wells averaging 513 boepd, an increase of 13 percent over initial daily production for wells completed in the first quarter this year.

“These improved production rates and increased consistency show the significant advances we’ve made in our completion techniques,” Mr. Hamm said. “We’ve gained valuable experience in the play over the past 18 months. We are now fracture stimulating wells in 10 segments and plan to test the impact of 12 or more segments. “

Recent notable completions in the North Dakota Bakken are shown below with average seven-day initial gross production rates:

— Mathistad 1-35H (40% WI) in McKenzie Co. — 1,260 boepd;

— Dodge 1-17H (20% WI) McKenzie Co. — 989 boepd;

— Whitman 11-34H (32% WI) in Dunn Co. — 765 boepd;

— Bice 1-29H (44% WI) in Dunn Co. — 693 boepd;

— Cleo 1-12H (26% WI) McKenzie Co. — 654 boepd;

— Carson Peak 44-2H (33% WI) in Dunn Co. — 601 boepd;

— Kermit 1-32H (45% WI) McKenzie Co. — 596 boepd;

— Bridger 44-14H (45% WI) in Dunn Co. — 383 boepd;

— Bonneville 31-23H (45% WI) in Dunn Co. — 362 boepd;

— Mountain Gap 31-10H (44% WI) in Dunn Co. — 331 boepd.

Eight of the 10 wells listed above were completed in the Middle Bakken formation, which has typically been the drilling target in the North Dakota Bakken play. The Bice 1-29H and Mathistad 1-35H were Continental’s first two wells to be targeted for the Three Forks/Sanish (TFS) formation, which is typically found 50-to-100 feet beneath the base of the Upper Bakken. Since the Bice 1-29H completion in late May, Continental has adjusted most of its drilling program to target specifically the TFS and determine its potential to add incremental reserves to the play.

The Company has drilled to total depth seven other TFS wells in North Dakota, all of which should be completed by mid-September. Continental also plans to drill its first TFS test well in the Montana Bakken later this year.

Continental currently has 12 operated drilling rigs in the Bakken Shale play, with four in Montana and eight in North Dakota. By year-end, the Company plans to have three operated drilling rigs in the Montana Bakken and 13 in North Dakota.

Other Rockies

In Richland County, Montana, just north of the main Bakken fairway, Continental recently completed its second successful vertical well in the Red River formation. The Smart 1-23H (89% WI) had an average seven-day initial production rate of 442 gross boepd. The Company plans to start drilling its next Red River test well in August and has identified 19 gross (11 net) prospective Red River locations on 88 square miles of 3D seismic that it has interpreted. Continental is currently processing an additional 128 square miles of 3D seismic data to identify additional Red River opportunities.

The Company noted that early results from the initial two Red River B test wells drilled this year in one localized area of the Haley prospect in South Dakota have been disappointing, with higher than expected volumes of water production. Efforts to isolate the water source and to increase oil production are underway. Continental remains optimistic about the play and is currently testing its third well and drilling a fourth in the Haley prospect.

During the second quarter, the Company drilled two vertical wells in its East Lustre prospect. The wells penetrated Lodgepole reef mounds, as expected, but encountered low rock porosity and were plugged after open-hole log evaluation.

Arkoma Woodford

Continental’s drilling program in the Arkoma Woodford Shale play in southeastern Oklahoma continued to have good results in the second quarter of 2008. During the quarter, the Company completed a two-well simultaneous fracture stimulation involving the Arlan 2-15H (21% WI) and 3-15H (21% WI) in Hughes Co., OK. The two wells’ average seven-day initial production rates were 6.2 gross MMcfd and 7.2 gross MMcfd of natural gas, significantly above average production rates for most of the Company’s other wells in the play. After separately being fracture stimulated, the Arlan 4-15H (21% WI) averaged 7.1 gross MMcfd of natural gas during its seven-day initial production period. During the third quarter, the Company plans to perform four separate two-well simultaneous fracture stimulation completions in the same general area.

In addition, the Company acquired 18 square miles of 3D seismic in the Salt Creek prospect during the second quarter of 2008 and is currently acquiring an additional eight square miles of 3D seismic in this part of the play. In its East McAlester prospect of the Woodford, Continental expects to acquire 55 square miles of 3D seismic within the next six months. Continental uses seismic data to attempt to identify and avoid faults and other geological features that could reduce the productivity of its Woodford wells.

Continental’s lease position in the Arkoma Woodford is approximately 46,000 acres. The Company has five operated drilling rigs in the Arkoma Woodford Shale play and expects to increase to seven by year-end.

Morrow-Springer

Early in the second quarter of 2008, the Company completed the Marriott 1-18 (63% WI) in Blaine County, OK, with an average seven-day initial production rate of 2.5 gross MMcfd and 45 bpd of condensate from the Springer Britt sand. Subsequently, Continental completed the Wolsey 2-9 (85% WI) in Blaine County, with an average seven-day initial production rate of 5.6 gross MMcfd of natural gas and 142 gross bpd of condensate.

Continental owns approximately 20,000 net acres that is prospective for the Morrow-Springer sands in the Watonga-Chickasha Trend. The Company plans to keep one drilling rig active in Blaine County through year-end.

Atoka Shale

The Company’s initial well in the Atoka Shale play, the Shrewder 1-22H (100% WI) in Ellis County, OK, is currently drilling in the horizontal lateral. The Company has a lease position of approximately 32,000 net acres in the prospective Atoka fairway.

Anadarko Woodford Shale

The Company has a lease position of approximately 94,000 net acres in the Anadarko Woodford Shale, and is planning to drill an initial test well in the play in the third quarter of 2008.

Trenton/Black River

Continental completed four operated wells in the Trenton/Black River play in southern Michigan during the second quarter of 2008. The Boardman 1-1 and Wessel 2-6A (each 83% WI) in Hillsdale County are currently testing at rates of 150 and 110 gross barrels of crude oil per day, respectively, with plans to increase the rates to 200 bopd over the next several weeks. Initial testing of the Lindemann 1-36 (75% WI) has been encouraging. The Wessel 1-1 (83% WI) has been temporarily abandoned.

The Company has a lease position of approximately 48,000 net acres in the play. Continental has acquired 3D seismic covering approximately 15 percent of its acreage and plans to acquire an additional 25 square miles of 3D seismic by year-end. The Company plans to drill additional wells in the Trenton/Black River play by year-end.

Additional Shale Resource Plays

The Company has grown its land positions to approximately 17,000 net acres in the Haynesville Shale play in northern Louisiana and approximately 88,000 net acres in the Rhinestreet, Marcellus and Huron Shale plays in West Virginia, Ohio, Pennsylvania and New York.

Continental is currently drilling the first of four wells planned to test the Rhinestreet and Lower Huron shales in Gallia County, OH.

“We share the industry’s enthusiasm for these shale plays and plan to commence drilling by year-end in the Haynesville,” Mr. Hamm said.

President Announces Plans to Retire

Continental also announced that President and Chief Operating Officer Mark Monroe will retire effective October 31, 2008. Mr. Monroe joined the Company in his present positions in October 2005, but has served on the Company’s Board of Directors since 2001 and plans to continue in that role. Jeff Hume, Senior Vice President of Operations, will be promoted to Chief Operating Officer, and Mr. Hamm will assume the President position.

“I joined Continental’s management team in 2005 primarily to assist the Company in its transition from a private to a public company,” Mr. Monroe said. “With the completion of the initial public offering in May 2007, the Company’s subsequent achievements, and the hiring of several key employees over the past three years, the Company is well positioned to continue its success without my full-time involvement.”

Mr. Hamm commented, “Though I will miss my daily interactions with Mark, he will continue to be available for advice and counsel. We have an excellent management team in place to lead the Company forward.”

Conference Call Information

Continental Resources will host a conference call on Tuesday, July 29, 2008, at 10:00 a.m. ET (9 a.m. CT) to discuss its second quarter 2008 results. Interested parties may listen to the conference call via the Company’s website at http://www.contres.com or by phone:

Dial in:	(888) 680-0878
Intl. dial in:	(617) 213-4855
Pass code:	94076373

Replay number:	(888) 286-8010
Intl. replay:	(617) 801-6888
Pass code:	89826064

Conference Presentations

Continental management is currently scheduled to present at the Enercom 2008 Oil & Gas Conference in Denver on Monday, August 11; at the 2008 Lehman Brothers Energy Conference in New York on Thursday, September 4; and at the John S. Herold 17th Annual Pacesetters Energy Conference in Old Greenwich, Connecticut on Wednesday, September 24. Presentations and audio links will be posted on the Company’s web site.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company with operations in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. The Company focuses its operations in large new and developing resource plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission.

CONTACT:	Continental Resources, Inc.
	J. Warren Henry Investors (580) 548-5127	Brian Engel Media (580) 249-4731

Condensed Consolidated Income Statements (in thousands, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Oil and natural gas sales	$297,619	$140,046	$523,044	$256,030
Loss on mark-to-market derivative instruments	(3,358)	—	(7,966)	—
Oil and natural gas service operations	9,173	5,280	16,007	10,419

Total revenues	303,434	145,326	531,085	266,449

Operating costs and expenses:
Production expenses	26,953	21,655	50,026	37,640
Production tax	17,695	7,437	30,470	13,600
Exploration expense	5,731	1,602	10,993	3,906
Oil and natural gas service operations	6,468	3,134	10,698	6,353
Depreciation, depletion, amortization and Accretion	28,062	23,330	56,708	43,738
Property impairments	3,153	5,923	7,673	8,893
General and administrative (1)	10,276	8,450	17,807	21,423
Gain on sale of assets	(133)	(339)	(212)	(400)

Total operating costs and expenses	98,205	71,192	184,163	135,153

Income from operations	205,229	74,134	346,922	131,296
Other income (expense):
Interest expense and other	(2,617)	(2,843)	(5,729)	(6,191)

Income before income taxes	202,612	71,291	341,193	125,105
Provision for income taxes	75,305	213,789	125,915	213,789

Net income (loss)	127,307	(142,498)	215,278	(88,684)

Basic net income (loss) per share	0.76	(0.87)	1.28	(0.55)
Diluted net income (loss) per share	0.75	(0.87)	1.27	(0.55)

Basic weighted average shares outstanding	168,055	162,933	167,973	160,651
Diluted weighted average shares outstanding	169,552	162,933	169,418	160,651

(1)	Includes non-cash charges for stock-based compensation of $2.5 million and $3.1 million for the three months ended June 30, 2008 and 2007, respectively. Includes non-cash charges for stock-based compensation of $3.9 million and $10.9 million for the six months ended June 30, 2008 and 2007, respectively.

Condensed Consolidated Balance Sheets (in thousands)	June 30, 2008	December 31, 2007
	(unaudited)
Assets:
Cash and cash equivalents	$13,190	$8,761
Receivables	275,765	163,090
Inventories and other	32,080	33,713
Net property and equipment, based on successful efforts method of accounting	1,492,000	1,157,926
Other assets	1,444	1,683

Total assets	$1,814,479	$1,365,173

Liabilities and shareholders’ equity:
Current liabilities	$350,217	$266,106
Long-term debt	220,000	165,000
Other noncurrent liabilities	400,867	310,935
Total shareholders’ equity	843,395	623,132

Total liabilities and shareholders’ equity	$1,814,479	$1,365,173

Condensed Consolidated Statements of Cash Flows	Six months ended June 30,
(in thousands)	2008	2007
	(unaudited)
Net income (loss)	$215,278	$(88,684)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash expenses	140,900	278,965
Changes in assets and liabilities	(58,208)	(26,772)

Net cash provided by operating activities	297,970	163,509

Net cash used in investing activities	(348,729)	(233,855)

Net cash provided by financing activities	55,188	69,619

Effect of exchange rate on change in cash and cash equivalents	—	102

Net change in cash and cash equivalents	4,429	(625)
Cash and cash equivalents at beginning of period	8,761	7,018

Cash and cash equivalents at end of period	$13,190	$6,393

Non-GAAP Financial Measures

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, property impairments, exploration expense, unrealized derivative gains or losses, and non-cash compensation expense. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles (GAAP). EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a Company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. The Company’s computations of EBITDAX may not be comparable to other similarly titled measures of other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure its ability to meet future debt service requirements, if any. The Company’s credit facility requires that it maintain a total debt to EBITDAX ratio of no greater than 3.75 to 1 on a rolling four-quarter basis. The credit facility defines EBITDAX consistently with the definition of EBITDAX utilized and presented by the Company. The following table represents a reconciliation of the Company’s net income to EBITDAX.

Reconciliation of Net Income to EBITDAX

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net income (loss)	$127,307	$(142,498)	$215,278	$(88,684)
Income tax expense	75,305	213,789	125,915	213,789
Interest expense	2,865	3,427	6,276	7,080
Depreciation, depletion, amortization and accretion	28,062	23,330	56,708	43,738
Property impairments	3,153	5,923	7,673	8,893
Exploration expense	5,731	1,602	10,993	3,906
Equity compensation	2,527	3,086	3,895	10,933

EBITDAX	$244,950	$108,659	$426,738	$199,655